Exhibit 12.2
                         CALIFORNIA WATER SERVICE GROUP
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                       INCLUDING PREFERRED STOCK DIVIDENDS

In thousands, except ratios
                                                                                               Year ended December 31
                                                     12 mo ended      --------------------------------------------------------------
                                                   March 31, 2003         2002           2001         2000         1999        1998
                                                  ------------------- --------------------------------------------------------------
EARNINGS (1):
Income before income tax expense                            $ 27,113   $ 31,641       $ 24,693    $ 31,534     $ 35,486    $ 31,285
Fixed charges expensed and capitalized                        19,202     18,649         17,214      15,680       14,798      14,095
Capitalized interest                                          (1,323)    (1,473)          (858)       (703)        (324)       (224)
Preferred dividend requirements                                 (255)      (255)          (255)       (255)        (255)       (255)
                                                  ----------------------------------------------------------------------------------
                                                            $ 44,737   $ 48,562       $ 40,794    $ 46,256     $ 49,705    $ 44,901
                                                  ==================================================================================

Fixed charges:
       Interest expensed and capitalized, and
          amortization of capitalized
          expenses related to indebtedness                  $ 18,863   $ 18,314       $ 16,887    $ 15,349     $ 14,489    $ 13,791
       Estimated interest component of
         rent expense                                             84         80             72          76           54          49
       Preferred dividend requirements                           255        255            255         255          255         255
                                                  ----------------------------------------------------------------------------------
                                                            $ 19,202   $ 18,649       $ 17,214    $ 15,680     $ 14,798    $ 14,095
                                                  ==================================================================================

Ratio of earnings to fixed charges
   including preferred stock dividends                          2.33       2.60           2.37        2.95         3.36        3.19
                                                  ==================================================================================

(1)   As defined by Item 503(d) of Regulation S-K.

(2) The business is seasonal, therefore the information for the 3 month period ended March 31, 2003 is not indicative of the results of the entire year and therefore is not presented.